EXHIBIT 16.1

December 11, 2006

Officer of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
U.S.A.

Dear Sirs:

Re: Med-Emerg International Inc. (the “Company”)

We were the auditors of the Company and reported on March 8, 2006 on its financial statements for the years ended December 31, 2005 and 2004. We have not audited any financial statements of the Company as at any date or for any period subsequent to December 31, 2005. We have reviewed the financial statements of the Company for the periods ended March 31, 2006 and June 30, 2006. We have not reviewed any financial statements of the Company as at any date or for any period subsequent to June 30, 2006.

Further to the request of the board of directors of the Company and pursuant to Regulation SB Item 304, we wish to advise that, based on our knowledge of information at this time, we agree with the information contained in the Company’s Form 8-K/A to which this letter is being filed as an exhibit.

Yours truly yours,

SCHWARTZ LEVITSKY FELDMAN LLP

/s/ Armando S. Valeri

Per: Armando S. Valeri, C.A., CPA (Illinois)

AV/ch